FOR IMMEDIATE RELEASE
July 16, 2008
CONTACT: Jerry L. Calvert
(864) 594-5690 (Work)

First National Announces Second Quarter 2008 Financial Results

Spartanburg, SC, July 16, 2008 -- First National Bancshares, Inc. (NASDAQ: FNSC) (www.firstnational-online.com), the bank holding company for First National Bank of the South, today reported its financial results as of and for the quarter and six-month period ended June 30, 2008.

Net income was $189,000 and $924,000 for the quarter and six months ended June 30, 2008, respectively, as compared to net income of $792,000 and $1.6 million for the same periods in 2007, respectively. Net interest income was $5.4 million and $10.5 million for the quarter and six months ended June 30, 2008, an increase of 25.8% and 28.0% or $1.1 million and $2.3 million, respectively, as compared to the same periods in 2007.

Jerry L. Calvert, President and CEO, said, “Although our net interest income for the quarter has increased over the same period last year, we are disappointed with our earnings so far this year. We are encouraged by our strong capital position as our holding company and our bank both exceed the well-capitalized level. Our management team is focused on carefully maintaining our level of loan growth to ensure that we remain well capitalized. During the second quarter, we doubled our provision for loan losses over the same period in 2007 while the size of the loan portfolio remained relatively flat during the quarter. This increase occurred as a result of the increase in net chargeoffs and nonperforming assets during the quarter, reflecting the weakening residential construction market, particularly in the coastal markets of South Carolina.”

Mr. Calvert continued, “While we believe that the downturn in the residential housing industry in the markets that we serve has not been as severe as the weakness demonstrated in certain other markets in the Southeast, we have a very realistic view of the challenges that we need to overcome to manage the increased risk associated with our loan portfolio. We have allocated additional resources to help us proactively address these issues, and our management team is focused on safeguarding our financial position.”

Total assets increased by $297.9 million or 53.7% since June 30, 2007, to $852.8 million as of June 30, 2008. Loans, excluding loans held for sale, grew to $702.7 million, an increase of 60.8% or $265.6 million over total loans of $437.1 million as of June 30, 2007. Deposits rose by $218.5 million since June 30, 2007, to $661.6 million, as of June 30, 2008, an increase of 49.3%. These amounts include $220.9 million, $203.3 million and $187.3 million in assets, loans and deposits, respectively, from the acquisition of Carolina National Corporation (NASDAQ: CNCP) which closed on January 31, 2008.

Mr. Calvert stated, “Like most other banks, we have also experienced a tightening of our net interest margin due to the declining rate environment as our net interest margin for the second quarter was 70 basis points less than the same period last year. However, we are beginning to see improvement in our net interest margin as time deposits are maturing and repricing at lower market rates and as we strive to increase our core deposits. We are proactively managing our liquidity and funding sources to utilize alternate funding strategies with lower costs when possible without taking on undue interest rate risk.”

Mr. Calvert concluded, “We continue to follow our strategic plan which includes concerted efforts to increase our core deposits throughout our expanding branch network, including our four newest offices in the Midlands region. We have made excellent progress on integrating these former Carolina National locations into our branch network. Our core system conversion to merge the two companies’ data processing functions was completed at the end of May and went very smoothly. We are looking ahead to further expanding our presence in this market with the opening of our fifth full-service branch there later this month in Lexington.”

Earnings per diluted common share for the six months ended June 30, 2008, were $0.04 per share, as compared to $0.37 per diluted common share for the same period in 2007, a decrease of 89.2%, due to the decrease in net income and an increase in the weighted average common shares outstanding, as compared to the same period in 2007. The increase of 46.2% in the weighted average common shares outstanding over the same period in 2007 occurred primarily due to the effect of a prorated amount to reflect the 2.7 million common shares issued to the former Carolina National shareholders as of the merger date of January 31, 2008. Earnings per diluted common share for the quarter ended June 30, 2008, are calculated in the same manner as basic earnings per share since the preferred stock dividends of $326,000 exceeded the net income recorded for the quarter, resulting in a net loss per diluted common share of $0.02 for this period.

Net Interest Margin

The net interest margin for the quarter and six months ended June 30, 2008, was 2.70% and 2.80%, as compared to the 3.40% and 3.44% net interest margin recorded for the quarter and six months ended June 30, 2007, or a reduction of 70 and 64 basis points, respectively, over the same periods last year. Average earning assets for the quarter and six-month period ended June 30, 2008, increased by $293.9 million, or 58.6%, and $287.9 million, or 55.8%, respectively, over the same periods in 2007. The increases in average earning assets for the quarter and six months ended June 30, 2008, include $215.4 million and $179.5 million from the Carolina National acquisition, respectively.

The majority of the bank’s earning assets earn interest at floating rates, which has resulted in a decreased net interest margin since the Federal Reserve has decreased the federal funds rate by 325 basis points since September 18, 2007. As interest-bearing liabilities with fixed rates and set maturity dates such as time deposits mature and reprice, interest expense decreases on these liabilities. As a result, we expect interest expense to continue to decrease on these liabilities, allowing the net interest margin to improve, assuming there are no further reductions in the federal funds rate. As of June 30, 2008, $289.2 million in time deposits, or 62.1% of these deposits, with a weighted average yield of 4.1%, are scheduled to mature and reprice during the six-month period ending December 31, 2008.

Noninterest Income and Expense

Noninterest income increased by 50.4% during the six months ended June 30, 2008, compared to the same period in 2007, primarily due to the performance of our wholesale mortgage division for a full six months in 2008. The noninterest income recorded for the six-month period ended June 30, 2007, only included income from this division for five months. This division, which was formed in January 2007, offers a wide variety of conforming and non-conforming mortgage loan products to other community banks and mortgage brokers which are held for sale in the secondary market. Sales of mortgage loans originated through the division and held for sale occur pursuant to sales contracts entered into with the investors at the time of the loan commitment. As of June 30, 2008, $15.3 million in mortgage loans were held for sale to investors, a decrease of $2.7 million or 14.8% since June 30, 2007.

Recent financial media attention has largely focused on mortgage loans that are considered “sub-prime” (higher credit risk), “Atl-A” (low documentation) and/or “second lien”. Management has evaluated the loans that have been originated to date through the wholesale mortgage division and believes that virtually all of these loans conform to FHLMC and FNMA standards with the remainder of the loans being jumbo residential mortgages and mortgages with alternative or low documentation. Therefore, management believes that the exposure of this division to the sub-prime and Alt-A segments is extremely low.

The efficiency ratio ((net interest income plus noninterest income) divided by noninterest expense) increased by 18.8% from 68.49% for the quarter ended June 30, 2007, to 81.38% for the quarter ended June 30, 2008. Noninterest expense for the quarter ended June 30, 2008, increased by 47.8% over the same period last year, which is less than the increase in total assets of 53.7% since June 30, 2007. Net interest income for the quarter ended June 30, 2008, increased by 26.0% and noninterest income for that period increased by 17.9% as compared to the same period in 2007.

However, noninterest expense for the quarter ended June 30, 2008, increased by a relatively larger amount, or 47.8%, over the same period in 2007. The majority of the increase in noninterest expense for the quarter ended June 30, 2008, occurred as a result of the addition of $221 million in assets from the Carolina National acquisition. In addition, the expenses associated with the facilities opened during the last six months of 2007 are not reflected in the net income for the quarter ended June 30, 2007. Since noninterest expense increased at a relatively faster rate than the increases in net interest income and noninterest income as compared to the second quarter of 2007, the efficiency ratio for the second quarter of 2008 has increased compared to the second quarter of 2007. As the net interest margin increases, the efficiency ratio should return to historical levels provided that management’s efforts to control noninterest expenses are effective.

Credit Quality

Nonperforming assets (nonperforming loans plus other real estate owned) were $27.0 million as of June 30, 2008, as compared to $4.3 million as of June 30, 2007. This amount includes $2.2 million in nonperforming assets related to the acquisition of Carolina National. The $2.2 million in nonperforming assets acquired from Carolina National have been recorded at their net realizable value as of the merger date of January 31, 2008. Unrecognized interest income for the quarter and six-month period ended June 30, 2008, on average nonperforming loans of $18.9 million and $15.6 million, was $327,000 and $360,000, respectively.

Significant nonperforming loans consist primarily of loans made to eleven residential real estate developers with total exposure of $12.3 million as of June 30, 2008, or 65.0% of the balance of total nonperforming loans of $18.9 million as of this date. The recent downturn in the residential housing market is the primary factor leading to the abrupt deterioration in these loans. Therefore, additional reserves have been provided in the allowance for loan losses during the quarter ended June 30, 2008, to account for what management believes is the increased probable credit risk associated with these loans. These additional reserves are based on management’s evaluation of a number of factors including the estimated real estate values of the collateral supporting each of these loans.

As of June 30, 2008, total residential construction and development loans totaled $67.1 million or 10.7% of the loan portfolio. These loans carry a higher degree of risk than long-term financing of existing real estate since repayment is dependent on the ultimate completion of the project or home and usually on the sale of the property or permanent financing. Slow housing conditions have affected some of these borrowers’ ability to sell the completed projects in a timely manner. Management believes that the combination of specific reserves in the allowance for loan losses and established impairments of these loans will be adequate to account for the current risk associated with the residential construction loan portfolio as of June 30, 2008.

Also included in nonperforming assets as of June 30, 2008, is $8.1 million in other real estate owned, or 30.1% of total nonperforming assets as of this date. The balance in other real estate owned consists of property acquired through foreclosure. During the quarter ended June 30, 2008, other real estate owned increased by $5.0 million. The transfer of these properties represents the next logical step from their previous classification as nonperforming loans to other real estate owned to give First National the ability to control the properties. The repossessed collateral is primarily made up of single-family residential properties in varying stages of completion and is concentrated in two loan relationships with local real estate developers. These properties are being actively marketed and maintained with the primary objective of liquidating the collateral at a level which most accurately approximates fair market value and allows recovery of as much of the unpaid principal balance as possible upon the sale of the property in a reasonable period of time. The carrying value of these assets is believed to be representative of their fair market value, although there can be no assurance that the ultimate proceeds from the sale of these assets will be equal to or greater than the carrying values.

Management regularly evaluates the carrying value of the properties included in other real estate owned and may record additional writedowns in the future after review of a number of factors including collateral values and general market conditions in the area surrounding the properties. Management continues to evaluate and assess all nonperforming assets on a regular basis as part of its well-established loan monitoring and review process.

Total loan net chargeoffs were $610,000 and $602,000, respectively, for the quarter and six-month periods ended June 30, 2008, compared to $68,000 and $83,000 for the comparable periods in 2007. The increase in net chargeoffs over 2007 is primarily due to the accelerating deterioration in the residential construction and development loan portfolio. The allowance for loan losses of $8.7 million as of June 30, 2008, was recorded at 1.25% of total loans outstanding as of this date, as compared to 1.03% of total loans outstanding as of June 30, 2007. The allowance has been recorded based on management’s ongoing evaluation of inherent risk and estimates of probable credit losses within the loan portfolio. Management believes that sufficient specific reserves have been allocated in its allowance for loan losses as of June 30, 2008, related to the nonperforming assets and other nonaccrual loans that it believes will offset losses, if any, arising from less than full recovery of the loans from the supporting collateral, based on management’s review of information currently available. Also included in the allowance for loan losses as of June 30, 2008, is $2.9 million added from the acquisition of Carolina National which closed on January 31, 2008.

COMPANY HIGHLIGHTS

First National Bancshares, Inc. is an $852.8-million asset bank holding company based in Spartanburg, South Carolina. Its common stock is traded on the NASDAQ Global Market under the symbol FNSC. It was incorporated in 1999 to conduct general banking business through its wholly-owned bank subsidiary, First National Bank of the South.

First National Bank of the South provides a wide range of financial services to consumer and commercial customers. The banking division operates 11 full-service branches, three in Spartanburg County operating as First National Bank of Spartanburg, and eight operating as First National Bank of the South in Columbia, Charleston, Mount Pleasant, Greenville and Greer. The Office of the Comptroller of the Currency (“OCC”) has approved the opening of a twelfth full-service branch, which is expected to open later in July in Lexington, South Carolina. First National has also received approval from the OCC to open its thirteenth full-service branch and York County market headquarters in the Fort Mill/Tega Cay community, which is expected to open early in 2009. First National also operates loan production offices in Rock Hill, South Carolina and Indian Trail, North Carolina. First National Bank’s wholesale mortgage lending division provides services to community banks and mortgage brokers across the Southeast from its office in Greenville. Additional information about First National is available online in the Investor Relations section of www.firstnational-online.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements concerning our future loan and deposit growth, plans, objectives, expectations, performance, credit quality, loan losses, events and the like, as well as any other statements, including those regarding potential effects of the merger, that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements, including, but not limited to: changes in worldwide and U.S. economic conditions, the effects of changes in interest rates, volatile credit and financial markets, a further downturn in the economy or real estate markets, branch construction delays, greater than expected non-interest expenses or excessive loan losses, deterioration in real estate values, and uncertainties associated with the acquisition of Carolina National Corporation, including the integration of operations and the cost of combining the banks, whether the transaction will be accretive to First National’s shareholders, business disruption following the merger including adverse effects on employees, the quality of Carolina National’s assets that First National acquired, the ability of First National to retain customers of Carolina National following the merger, acceptance of First National’s products and services in the Columbia markets. For a more detailed description of certain factors, many of which are beyond First National’s control, that could cause or contribute to our actual results differing materially from future results expressed or implied by our forward-looking statements, please see First National’s Annual Report on Form 10-K for the year ended December 31, 2007, and its other filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Forward-looking statements are based on management’s estimates and assumptions with respect to future events and financial performance and are inherently uncertain and difficult to predict. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of forward-looking information should not be construed as a representation that the future events, plans, or expectations contemplated by either company will be achieved. First National does not intend to and assumes no responsibility for updating or revising any forward-looking statement contained in this press release, whether as a result of new information, future events or otherwise.

First National Bancshares, Inc.
Summary Financial Data (unaudited)
(Dollars in thousands, except per share data)

Income Statement Data:	For the Six Months Ended June 30,		Increase/
	2008	2007	(Decrease)
Interest income	$23,342	$18,786	24.3%
Interest expense	12,824	10,570	21.3%
Net interest income	10,518	8,216	28.0%
Provision for loan losses	1,409	791	78.1%
Net interest income after provision for loan losses	9,109	7,425	22.7%

Noninterest income:
Service charges and fees	862	566	52.3%
Mortgage loan and related fees	1,334	697	91.4%
Other noninterest income	368	442	(16.7%)
Total noninterest income	2,564	1,705	50.4%

Noninterest expense:
Salaries and employee benefits	5,611	3,680	52.5%
Occupancy	1,579	893	76.8%
Data processing and ATM expense	650	350	85.7%
Professional fees	524	294	78.2%
Public relations	258	328	(21.3%)
Other noninterest expense	1,661	1,056	57.3%
Total noninterest expense	10,283	6,601	55.8%

Income before income taxes	1,390	2,529	(45.0%)
Income tax expense	466	885	(47.3%)
Net income	924	1,644	(43.8%)
Preferred stock dividends(1)	652	-	100.0%
Net income available to common shareholders	$272	$1,644	(83.5%)

Selected Performance Ratios(9):
Net interest margin	2.80%	3.44%	(18.6%)
Return on average assets	0.23%	0.67%	(65.7%)
Return on average equity	2.38%	11.92%	(80.0%)
Return on average tangible equity(10)	2.81%	11.92%	(76.4%)
Efficiency ratio	78.60%	66.54%	18.1%
Average equity to average assets ratio	9.76%	5.60%	74.3%

Per Share Data and Shares Outstanding:
Net income - basic	$0.05	$0.44	(88.6%)
Net income - diluted	$0.04	$0.37	(89.2%)
Tangible book value per common share(7)	$5.98	$7.54	(20.7%)
Tangible diluted book value per common share(8)	$7.30	$7.54	(3.2%)
Weighted average common shares outstanding:
Basic	5,901,557	3,696,295	59.7%
Diluted(3)	6,439,929	4,405,494	46.2%
Common shares outstanding at period end	6,309,421	3,695,822	70.7%

Income Statement Data:	For the Three Months Ended June 30,		Increase/
	2008	2007	(Decrease)
Interest income	$11,662	$9,891	17.9%
Interest expense	6,302	5,631	11.9%
Net interest income	5,360	4,260	25.8%
Provision for loan losses	943	452	108.6%
Net interest income after provision for loan losses	4,417	3,808	16.0%

Noninterest income:
Service charges and fees	482	298	61.7%
Mortgage loan and related fees	603	539	11.9%
Other noninterest income	148	202	(26.7%)
Total noninterest income	1,233	1,039	18.7%

Noninterest expense:
Salaries and employee benefits	2,796	1,949	43.5%
Occupancy	808	518	56.0%
Data processing and ATM expense	392	177	121.5%
Professional fees	258	149	73.2%
Public relations	178	172	3.5%
Other noninterest expense	934	664	40.7%
Total noninterest expense	5,366	3,629	47.9%

Income before income taxes	284	1,218	(76.7%)
Income tax expense	95	426	(77.7%)
Net income	189	792	(76.1%)
Preferred stock dividends(1)	326	-	100.0%
Net income /(loss) available to common shareholders	$(137)	$792	(117.3%)

Selected Performance Ratios(9):
Net interest margin	2.70%	3.40%	(20.6%)
Return on average assets	0.09%	0.61%	(85.2%)
Return on average equity	0.87%	11.55%	(92.5%)
Return on average tangible equity(10)	(0.97%)	11.55%	(108.4%)
Efficiency ratio	81.38%	68.49%	18.8%
Average equity to average assets ratio	10.35%	5.31%	94.9%

Per Share Data and Shares Outstanding:
Net income/(loss) - basic	($0.02)	$0.21	(109.5%)
Net income/(loss) - diluted(2)	($0.02)	$0.18	(111.1%)
Weighted average common shares outstanding:
Basic	6,333,833	3,695,822	71.4%
Diluted(3)	6,333,833	4,400,011	44.0%

Balance Sheet Data:	As of June 30,
	2008	2007
Total assets	$852,750	$554,885	53.7%
Loans, net of unearned income(4)	702,735	437,108	60.8%
Mortgage loans held for sale	15,305	17,962	(14.8%)
Allowance for loan losses	8,734	4,502	94.0%
Securities available for sale	74,916	71,925	4.2%
Goodwill	28,982	-	100.0%
Core deposit intangible	993	-	100.0%
Noninterest-bearing deposits	40,651	32,833	23.8%
Interest-bearing deposits	620,910	410,261	51.3%
Total deposits	661,561	443,094	49.3%
FHLB advances and other borrowed funds	86,922	67,804	28.2%
Junior subordinated debentures	13,403	13,403	-
Shareholders’ equity	$85,706	$27,872	207.5%
Total loans to deposits(5)	108.54%	102.70%	5.7%

Asset Quality Data:
Nonperforming loans
Residential housing-related	$13,986	$254	5,406.3%
Owner-occupied commercial	1,085	2,043	(46.9%)
Other commercial	3,818	1,569	143.3%
Total nonperforming loans	18,889	3,866	388.6%

Other real estate owned	8,142	482	1,589.2%
Total nonperforming assets	$27,031	$4,348	521.7%

Nonperforming assets to total loans(4)	3.85%	0.99%	288.9%
Nonperforming assets to total assets	3.17%	0.78%	306.4%
Net chargeoffs quarter-to-date to average total loans(4)	0.35%	0.08%	337.5%
Net chargeoffs year-to-date to average total loans(4)	0.18%	0.04%	350.0%
Allowance for loan losses to nonperforming loans	46.24%	116.45%	(60.3%)
Allowance for loan losses to total loans(4)	1.25%	1.03%	21.4%

Capital Ratios(6):
Leverage capital ratio	8.21%	7.47%	9.9%
Tier 1 risk-based capital ratio	9.71%	8.84%	9.8%
Total risk-based capital ratio	10.94%	10.63%	2.9%

(1)
Preferred stock dividends were distributed on the 720,000 shares of 7.25% Series A Noncumulative Convertible Perpetual Preferred Stock, issued on July 9, 2007, which has been included in shareholders’ equity at a price of $25.00 per share.

(2)
The adjustment to net income for preferred stock dividends for the three months ended June 30, 2008, results in a loss available to common shareholders. In this scenario, diluted earnings per share equals basic earnings per share.

(3)
Weighted average diluted shares outstanding reflect the dilutive effect of common stock options and warrants with the exception of the three months ended June 30, 2008, due to the net loss available to common shareholders for that quarter.

(4)	Total loans include nonperforming loans, but not mortgage loans held for sale.
(5)	Total loans include nonperforming loans and mortgage loans held for sale.
(6)	Capital ratios are presented for the consolidated entity as of or for the six months ended June 30, 2008 and 2007.
(7)	Tangible book value per common share excludes intangible assets and preferred equity from total shareholders’ equity.
(8)
Tangible diluted book value per common share adjusts (1) total shareholders’ equity to exclude intangible assets and include proceeds from the exercise of options and warrants and (2) common shares outstanding to include shares issued upon the exercise of options and warrants and the conversion of noncumulative perpetual preferred securities.

(9)	Annualized.
(10)	Return on average tangible equity excludes net accretion of purchase accounting adjustments from net income.